                                                                    EXHIBIT 12.2
DEAN FOODS COMPANY
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends


                                                               FISCAL YEAR ENDED
                                                                  MAY 28, 2000
                                                               -----------------
Income from continuing operations before taxes                 $         173,274

Fixed charges:
  Interest Expense                                                        50,148
  Portion of rentals (33%)                                                16,797
                                                               -----------------
  Total Fixed charges                                                     66,945
                                                               -----------------
Income from continuing operations before taxes and
 fixed charges                                                 $         240,219
                                                               =================
Ratio of earnings to fixed charges and                                       3.6
 preferred stock dividends